Exhibit 10.5

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT NO. 1

TO AMENDED AND RESTATED

MANUFACTURING AND SUPPLY AGREEMENT

This Amendment No. 1 to the Amended and Restated Manufacturing and Supply Agreement is entered into by and between Fresenius Kabi Deutschland GmbH (“Kabi”) and Cerus Corporation (“Cerus”) this 22 day of November, 2013.

WHEREAS, Fenwal, Inc. and Cerus entered into the Amended and Restated Manufacturing and Supply Agreement as of December 12, 2008 which provided the terms under which Fenwal, Inc. has manufactured and sold certain products to Cerus; and,

WHEREAS, Kabi has recently acquired Fenwal, Inc.; and,

WHEREAS, the Parties desire to amend the referenced Amended and Restated Manufacturing and Supply Agreement in certain ways;

NOW THEREFORE, in consideration of the premises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Kabi and Cerus agree as follows:

1.	Except as set forth below, all terms defined in the Amended and Restated Manufacturing and Supply Agreement shall have the same meaning in this Amendment No. 1 as in said agreement. Except as otherwise stated herein, the terms set forth in this Amendment No. 1 shall be effective as of January 1, 2014.

2.	Fresenius Kabi Deutschland GmbH (“Kabi”) shall in all instances be substituted for Fenwal, Inc., and all references to BioOne Corporation shall be deleted, as from the date of this Amendment No. 1.

3.	The language of Section 2.3(b)(i) shall be deleted in its entirety, and the following shall be substituted in its place:

“Except as set forth in this Section 2.3, Cerus shall purchase the lesser of (i) [ * ] and (ii) [ * ]; provided, however, Cerus may purchase [ * ]; provided further, Cerus shall be permitted to purchase Sets from a qualified third party supplier as cover for commercial purposes in the event Kabi is unable for a period of [ * ] days to fill Cerus’ reasonable purchase orders. Kabi shall provide Cerus with a business continuity plan on or prior to

[ * ] setting forth its ability to provide Sets and Components during the Term of this Agreement. In addition to the purchase obligations set forth above, once a second Kabi facility has been identified and qualified as set forth in Section 2.4 below, Cerus shall purchase from Kabi [ * ], subject to mutual agreement on the pricing for such Sets based on good faith discussions between the Parties taking into account [ * ] and such other factors as may be reasonably relevant; provided, however, in no event shall such prices exceed [ * ].

4.	Section 2.3(b)(ii) shall be deleted in its entirety and marked “Intentionally omitted.”

5.	The fifth sentence of Section 2.4 shall be deleted in its entirety and the last sentence of Section 2.4 shall be deleted in its entirety and the following shall be substituted in its place:

“Kabi agrees to identify and qualify a second Kabi facility with ISO 13485 certification and FDA establishment license for the manufacture of the Sets. In support of such agreement, Cerus shall, on or about January 1 and July 1 of each year, provide Kabi with a rolling [ * ] forecast of purchases based in good faith on Cerus’ projections of new regulatory approvals, market uptake and other factors relative to future demand.”

6.	The third sentence of Section 2.6(a) shall be deleted in its entirety, and the following shall be substituted in its place:

“Kabi shall issue invoices at the time of delivery, and Cerus shall pay said invoices within [ * ] days thereof.”

7.	The language of Section 4.1 shall be deleted in its entirety, and the following shall be substituted in its place:

“The annual transfer price at which the Sets will be invoiced to Cerus (the “Transfer Price”) for the [ * ] of the Term of this Agreement (as defined in Section 6.1) shall be determined based upon the total volume of Sets purchased in the applicable calendar year. The Transfer Price by total annual volume is set forth on Exhibit C-1 and includes the “Cerus Transfer Price” for the Cerus-Supplied Materials (as defined in Section 5.1) as set forth in Exhibit C-2. Cerus shall invoice Kabi for the Cerus-Supplied Materials at the “Cerus Discounted Transfer Price” for the applicable contract year, as set forth in Exhibit C-2, which amount includes a discount equal to a conversion loss allowance of [ * ] for the [ * ] of the Term of this Agreement. For the remainder of the Term, the conversion loss allowance will be [ * ] mutually agreed upon by the Parties during the Negotiation Period (as defined below) based on the Conversion Loss Reduction Plan (as defined in

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4.2(d)). Cerus may, in its sole discretion, amend the Cerus Discounted Transfer Price as shown on Exhibit C-2 during the Term of this Agreement, which amendment shall result in an automatic corresponding adjustment to the Cerus Discounted Transfer Price and the Transfer Price for Platelet Sets and/or Plasma Sets, as applicable, to reflect the impact of such amendment. Pricing discussions with respect to the Kabi Transfer Price to be in effect for [ * ] shall begin no later than [ * ], and the parties shall negotiate in good faith the new Kabi Transfer Price for such calendar years, to take effect beginning [ * ], taking into account market pricing, change in the PPI, any cost increase in raw materials and other components, and other relevant factors; provided, however, any cost increase or decrease in raw materials or other components supplied by Kabi shall result in an immediate corresponding increase or decrease, as applicable, in the Kabi Transfer Price. In the event the Parties are not able to reach agreement on the new Kabi Transfer Price for [ * ] within the period [ * ](the “Negotiation Period”), beginning [ * ], Sets will be invoiced at the prior year’s Transfer Price adjusted by the percentage increase in the Producer Price Index (‘PPI’) for ‘Surgical and Medical Blood Transfusion and IV Equipment, including Blood Donor Kits’ (product code 339112-04) published by the US Bureau of Labor Statistics (or if discontinued, such other PPI as most closely applies to the Sets). In such event, the Parties shall continue to attempt to reach agreement, and any such agreed Kabi Transfer Price shall be applied retroactively to prior purchases made during the applicable calendar year (and an invoice or credit issued as appropriate).”

8.	Sections 4.2(a), 4.2(b) and 4.3 are deleted in their entirety and marked “Intentionally omitted.”

9.	The reference to “Purchase Price Variances” and “Section 4.1(c)” in Section 4.2(c) are hereby changed to read “as adjustments to the Kabi Transfer Price” and “Section 4.1,” respectively.

10.	The language of Section 4.2(d) shall be deleted in their entirety, and the following shall be substituted in its place:

“Kabi shall use commercially reasonable efforts to continually reduce conversion loss and rework for Manufactured Products and Cerus-Supplied Materials. For the purpose of this Agreement, “conversion loss” shall include losses due to quality control testing and scrap of excess or non-conforming Manufactured Products. During the [ * ] of the Term of this Agreement, the Parties will jointly prepare a development plan to reduce such conversion loss and rework for Manufactured Products and Cerus-Supplied Materials (the “Conversion Loss Reduction Plan”). Cerus agrees to pay [ * ] arising from changes in Manufactured Products Specifications. Fenwal will promptly notify Cerus of the nature and amount of such [ * ] accordingly.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.	All references in Section 4.4 to “Cost of Goods” are hereby changed to read “Transfer Price” and the following language shall be deleted from the end of Section 4.4: “, and the purchase price will be maintained as set forth in Section 4.1(a) hereof”.

12.	The first sentence of Section 4.4(a) shall be deleted in its entirety, and the following shall be substituted in its place:

“Kabi will inform Cerus of any cost change due to the change in Specifications under Section 2.2.”

13.	The first sentence of Section 4.4(f) shall be deleted in its entirety, and the following shall be substituted in its place:

“Except as provided in Sections 4.4(c) or (d), and except for (x) any cost of relocating manufacturing facilities, (y) identifying and qualifying a second manufacturing facility as contemplated by Section 2.3(b)(i), and/or (z) providing sufficient capacity for Manufactured Products to Cerus), each of which will be Kabi’s financial responsibility, any capital expenditure required exclusively to meet the changes requested by regulatory authorities will be paid for directly by Cerus.”

14.	The language of Section 5.1 shall be deleted in its entirety, and the following shall be substituted in its place:

“Section 5.1      Cerus-Supplied Materials.

(a) Cerus shall have full management and control of the supply chain for certain Components (“Cerus-Supplied Materials”), including, but not limited to, specifications, qualification, change control, purchasing of certain raw materials, production planning and facility expansion, and OEM relationships with third party suppliers. Cerus shall have the right to enter directly into contractual arrangements with such third party suppliers for said purposes. Any agreement with third party suppliers designated as such by Cerus [ * ] shall provide for the release of Cerus-Supplied Materials according to Cerus specifications. Cerus shall have the responsibility to resolve technical issues with third party suppliers related to the supply of Cerus-Supplied Materials. The Parties acknowledge that Cerus has had, and agree that Cerus shall continue to have, full management and control of the supply chain for [ * ],

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

including, but not limited to, specifications, qualification, change control, forecasting, purchasing and development studies. This Section supersedes Section 15(d) of the Commercialization Agreement.

(b) Demand forecasts for Cerus-Supplied Materials will be defined as part of the Parties’ joint annual planning and budgeting process. During the [ * ] of the term of this Agreement, Kabi agrees to purchase from Cerus and store Cerus-Supplied Materials at a level of inventory of [ * ], based on third party supplier lead times and [ * ] rolling forecasts provided by Cerus. During the Negotiation Period, the Parties will mutually agree upon an appropriate inventory level for the remainder of the Term of this Agreement.

(c) Once release, Kabi shall arrange for shipment of any Cerus-Supplied Materials from the applicable third party manufacturer’s facilities to Kabi’s receiving facility. Kabi shall be the importer of records for import of any Cerus-Supplied Materials into the European Union and for VAT purposes. As such, Kabi shall be responsible for preparing and filing documentation, and paying related fees, as required by applicable laws, rules and regulations, to import such goods in the European Union. Kabi will notify Cerus upon (i) receipt of each shipment of Cerus-Supplied Materials; and, (ii) upon completion of acceptance testing for such Cerus-Supplied Materials, as applicable. Title to Cerus-Supplied Materials shall transfer to Kabi upon receipt of such Cerus-Supplied Materials from the applicable third party manufacturer’s facilities.”

15.	The language of Section 6.1(a) shall be deleted in its entirety, and the following shall be substituted in its place:

“The term of this Agreement shall be from the date of execution through December 31, 2018, unless earlier terminated pursuant to Section 6.2 (the “Term”). In the event that Cerus desires to enter into a new manufacturing and supply agreement (a “New Agreement”) to take effect upon expiration of the Term, Cerus shall deliver written notice to Kabi of its intent no later than December 31, 2017. The Parties shall thereafter negotiate in good faith regarding the terms of a New Agreement to become effective January 1, 2019.”

16.	Sections 6.2(f) and 6.2(g) are deleted in their entirety and marked “Intentionally omitted.”

17.	Except as set forth above, the Amended and Restated Manufacturing and Supply Agreement shall remain in full force and effect with and under the terms as set forth therein.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

18.	Exhibit C shall be deleted in its entirety and replaced with Attachment 1 hereto.

19.	This Amendment No. 1 may be signed in any number of counterparts, each of which taken together will be deemed an original and part of the same Amendment No. 1.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their duly authorized representatives.

FRESENIUS KABI DEUTSCHLAND GmbH		CERUS CORPORATION

By	/s/ Dean Gregory	By	/s/ Kevin D. Green

Title	President Medical Devices Division	Title	VP Finance and Chief Financial Officer

Date	November 22, 2013	Date	November 22, 2013

By	/s/ Gerrit Steen

Title	Managing Director

Date	November 22, 2013

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Attachment 1

Exhibit C-1

Transfer Price

Platelet Sets and Plasma Sets

Quantity – Annual basis	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	€ [ * ]	€ [ * ]	€ [ * ]	€ [ * ]
[ * ]	€ [ * ]	€ [ * ]	€ [ * ]	€ [ * ]
[ * ]	€ [ * ]	€ [ * ]	€ [ * ]	€ [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C-2

Cerus Transfer Pricing

[ * ]

	Cerus Transfer Price		Cerus Discounted Transfer Price for [ * ]
[ * ]	€	[ * ]	€	[ * ]
[ * ]	€	[ * ]	€	[ * ]
[ * ]	€	[ * ]	€	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.